James Hardie

James Hardie Industries N.V.
ARBN 097 829 895
Incorporated in The Netherlands, with a corporate seat in Amsterdam. The liability of members is limited
Dutch Registration Number: 34106455
Registered Office: Atrium 8th Floor Strawinskylaan 3077
1077zx Amsterdam The Netherlands

Lodge your vote:

Online:
www.investorvote.com.au

By Mail:
Computershare Investor Services Pty Limited
GPO Box 242 Melbourne
Victoria 3001 Australia

Alternatively you can fax your form to
(within Australia) 1800 783 447
(outside Australia) +61 3 9473 2555

For all enquiries call:
(within Australia) 1300 855 080
(outside Australia) +61 3 9415 4000

Direction Form - Extraordinary General Meeting

Vote online or view the Explanatory Memorandum, 24 hours a day, 7 days a week:

www.investorvote.com.au

☑ **Complete your WHITE Direction Form**	***Your secure access information is:*** **Control Number: 999999**
☑ **Access the Explanatory Memorandum**	**SRN/HIN: I9999999999** **PIN: 99999**
☑ **Review and update your securityholding**	**PLEASE NOTE:** For security reasons it is important that you keep your SRN/HIN confidential.

For your direction to be effective it must be received by 4.00pm (AEST) Tuesday, 18 August 2009

How to Vote

By signing this Direction Form you direct CHESS Depository Nominees Pty Limited (CDN) to vote all the securities in the company held by CDN on your behalf in respect of the resolution to be considered at the Extraordinary General Meeting to be held in Amsterdam, The Netherlands, on 21 August 2009 and at any adjournment of that meeting, as indicated on this form and to vote or abstain in respect of any procedural resolution as CDN thinks fit.

In order to direct CDN how to vote the shares underlying your CUFS holding as at 5.00pm (AEST) on 17 August 2009 in a particular manner, CUFS holders need only place a mark in the box opposite the resolution. Your entire CUFS holding will then be voted in accordance with your direction. If you mark the abstain box, you are directing CDN not to vote on the resolution. If no direction is given, you authorise CDN to abstain from voting in respect of your entire holding on the resolution.

CUFS holders wishing to apportion their vote must clearly enter the portion to be voted in a particular manner in the box opposite the resolution. This may be done by specifying the number of shares underlying your CUFS holding or the percentages of that holding.

If you vote in excess of 100% of your holding for the resolution, your vote on the resolution will be invalid. If you mark more than one box for the resolution, except to show a portion in the manner discussed above, the vote on that resolution will be invalid.

Comments & Questions: If you have any comments or questions for the company, please write them on the enclosed Question Form and return it with this Direction Form.

Signing Instructions for Postal Forms

Individual: Where the CUFS holding is in one name, the CUFS holder must sign.
Joint Holding: Where the CUFS holding is in more than one name, all of the CUFS holders must sign.
Power of Attorney: If you have not already lodged the Power of Attorney with the registry, please attach a certified photocopy of the Power of Attorney to this form when you return it.
Companies: Where the company has a Sole Director who is also the Sole Company Secretary, this form must be signed by that person. If the company (pursuant to section 204A of the Corporations Act 2001) does not have a Company Secretary, a Sole Director can also sign alone. Otherwise this form must be signed by a Director jointly with either another Director of a Company Secretary. Please sign in the appropriate place to indicate the office held.

Attending the Meeting

CUFS holders may appoint someone else to attend the Extraordinary Information Meeting and ask questions on their behalf. Corporate entities may also use this option.

Computershare will keep a register of people appointed to attend the Extraordinary Information Meeting. These people will be required to provide appropriate identification to receive an entry card to allow them to speak and ask questions.

GO ONLINE TO VOTE,
or turn over to complete the form →

☐ **Change of address.** If incorrect, mark this box and make the correction in the space to the left. Securityholders sponsored by a broker (reference number commences with 'X') should advise your broker of any changes.

Direction Form – Extraordinary General Meeting

Please mark ☒ to indicate your directions

XX

STEP 1 **Please complete this form if you want your vote to count at the Extraordinary General Meeting in Amsterdam. Further details on how to complete the form are on the front.**

Voting directions - please mark X or write a percentage of your holding* to indicate your directions.

		For	Against	Abstain
1	Approve transformation to a Dutch SE company	☐	☐	☐

If you do not indicate any voting instructions on this form your vote will not count.

STEP 2 **Appointment of Speaker**

Please complete this section if you would like to appoint a person to attend and speak on your behalf at the Extraordinary Information Meeting in Sydney.

I/We appoint the following person to attend and speak on our behalf:

____

*See 'How to Vote' overleaf.

SIGN **PLEASE SIGN HERE**

This section *must* be signed in accordance with the instructions overleaf to enable your directions to be implemented.

Individual or Securityholder 1	Securityholder 2	Securityholder 3
Sole Director and Sole Company Secretary	Director	Director/Company Secretary

Contact Name ______________________ Contact Daytime Telephone ______________________ Date ____ / ____ / ____